Exhibit 99.1

Audit Committee Charter

Purpose

The purpose of the Audit Committee shall be to assist the Board in its oversight (i) of the integrity of the financial statements of the company; (ii) of the company’s compliance with legal and regulatory requirements; and (iii) of the performance of the company’s internal audit function and independent auditors.

Composition

The Audit Committee of the Board of Directors of Grande Communications Holdings, Inc. shall consist of a minimum of three directors. Members of the Committee shall be appointed by the Board and may be removed by the Board in its discretion. All members shall be independent and shall have sufficient financial experience and ability to enable them to discharge their responsibilities.

Duties and Responsibilities

In meeting its responsibilities, the Audit Committee shall

1. discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal or regulatory requirements.

2. discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

3. have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditor. The Committee shall have the sole authority to approve all audit engagement fees and terms and the Committee, or a member of the Committee, must pre-approve a non-audit service provided to the company by the company’s independent auditor.

4. discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response, and the company’s risk assessment and risk management policies, including the company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

5. review the company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the company’s financial statements, including alternatives to, and the rationale for, the decisions made.

6. inquire as to the auditors’ independent qualitative judgments about the appropriateness of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the American Institute of Certified Pubic Accountants.

7. review the company’s internal system of audit and financial controls and the results of internal audits.

8. obtain and review at least annually a formal written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; any material issues raised by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the Committee will review at least annually all relationships between the independent auditor and the company.

9. set policies for the hiring of employees or former employees of the company’s independent auditor.

10. review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the company. This should include regular reviews of the corporate compliance process. The Committee shall establish a process to receive “whistleblower” type complaints or reports of improper activities involving accounting, internal controls or auditing. In this connection, the Committee will meet, as deemed appropriate, with the General Counsel and Corporate Compliance Officer and other company officers or employees. (See – Audit Committee Key Practices.)

11. have at least one member of the Committee satisfy the definition of and be designated as an “audit committee financial expert”, as defined by the SEC; provided, however, if no member of the Committee satisfies such definition, the Committee shall direct Grande to include appropriate disclosures in SEC filings as required by rules and regulations then in effect. The Committee also shall direct Grande to include appropriate disclosures in Commission filings with regard to service by Committee members on the audit committee of other public companies as required by SEC rules and regulations then in effect.

12. review with the independent auditors any management letter provided by the auditors and management’s response to that letter.

13. review with counsel legal matters that are brought to the Audit Committee’s attention and that may have a material impact on the financial statements, the corporation’s compliance policies and material reports or inquiries received from regulatory bodies.

Meetings

The Committee shall meet separately at least quarterly with management, with the corporate audit staff and also with the company’s independent auditors. Minutes will be kept by a member of the Committee or the secretary to the Board. Committee members shall be barred from accepting any consulting, advisory or other compensatory fee, other than in the member’s capacity as a member of the Board of Directors and any board committee and that any member shall not be an “affiliated person” apart from his or her capacity as a member of the Board and any Board Committee

Resources and Authority

The Committee shall have authority to retain such outside counsel, experts and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

The Committee shall report its recommendations to the Board after each Committee meeting and shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

The corporation’s independent auditors are ultimately accountable to the Board of Directors of the company and to the Audit Committee, as representative of the stockholders of the corporation.

Annual Review

At least annually, the Committee will a) review this Charter with the Board and recommend any changes to the Board and b) evaluate its own performance against the requirements of this Charter and report the results of this evaluation to the Board. The evaluation will include establishment of the goals and objectives of the Committee for the upcoming year. The Committee will conduct its review and evaluation in such manner as it deems appropriate.

This Charter will be included on the Company’s website and will be made available in print upon a request sent to the Company’s Secretary. The Company’s Annual Report on Form 10-K will state that this Charter is available on the Company’s website and that it will be available in print upon a request sent to the Company’s Secretary.

Approved by the Board of Directors
September 14, 2004